Exhibit 99.1

For immediate release

Endeavour Prices Public Offering of Common Stock

Houston, TX – June 13, 2012 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced that it has priced an underwritten public offering of 7.5 million shares of its common stock at a price to the public of $7.50 per share. The net proceeds to Endeavour from this offering are expected to be approximately $53 million, after deducting underwriting discounts and commissions and other estimated expenses. Endeavour has granted the underwriter a 30-day option, solely to cover over-allotments, if any, to purchase up to 1.125 million shares of its common stock, which would result in approximately $8 million additional net proceeds if exercised in full. The offering is expected to close on or about June 18, 2012, subject to the satisfaction of customary closing conditions.

Endeavour intends to use the net proceeds from the offering to fund its current development operations. Any remaining net proceeds will be used for general corporate purposes.

Global Hunter Securities, LLC is acting as sole book-running manager for the offering. The offering will be made only by means of a prospectus supplement and related base prospectus, copies of which may be obtained from:

Global Hunter Securities, LLC

777 Third Avenue

New York, NY 10017

(646)264-5600

A shelf registration statement on Form S-3 relating to the above-described securities was previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A copy of the preliminary prospectus supplement and base prospectus were filed with the SEC and may also be obtained at no charge at the SEC’s website at www.sec.gov, and, when available, copies of the final prospectus supplement relating to this offering can be obtained at the foregoing website.

This press release is neither an offer to sell, nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and United States. For more information, visit www.endeavourcorp.com.

For further information:

Endeavour – Investor Relations

Mike Kirksey	713-307-8700
Darcey Matthews	713-307-8711